Exhibit 10.27

SENSATA TECHNOLOGY, INC. – ENGINEERED MATERIALS SOLUTIONS, INC.

CONSIGNMENT AGREEMENT

CONSIGNMENT AGREEMENT, dated as of October 23, 2006 (the “Agreement”), by and between SENSATA TECHNOLOGIES, INC., a Delaware corporation, “Sensata”) and ENGINEERED MATERIALS SOLUTIONS, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company utilizes certain Precious Metal (as hereinafter defined) in its operations;

WHEREAS, the Company currently obtains Precious Metal pursuant to a consignment agreement with Texas Instruments Incorporated (“TI”)(which in turn has a consignment agreement with Bank of America, Precious Metals Division (“BoA”);

WHEREAS, TI and BoA are terminating that arrangement and the Company has requested that Sensata, in its discretion, consign certain of such Precious Metal to the Company for disposition by the Company as hereinafter provided;

Whereas, in order to make these arrangements and enter into this Agreement, Sensata has been required to enter into an agreement with HSBC Bank USA, National Association (“HSBC”) whereby HSBC consigns silver to Sensata, who in turns consigns this material to Company; and

Whereas, the Company is in the process of divesting its contacts business or, should such effort fail, alternatively phasing-out such operations and so this arrangement is intended to be temporary in duration to permit continuity of operations through this transition period.

NOW, THEREFORE, in consideration of these premises and of the mutual promises hereinafter contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. DEFINITIONS.

When used herein, the terms set forth below shall be defined as follows:

1.1. “Authorized Representatives” means all person(s) who are authorized by and on behalf of the Company under this Agreement, including, without limitation, (a) to transact consignment and purchase and sale transactions with Sensata under the Consignment Facility; and (b) to request that a consignment under the Consignment Facility be continued as such or converted to a consignment of another Type.

1.2. “Business Day” means a day on which commercial banks settle payments in New York.

1.3. “Company” means Engineered Materials Solutions, Inc., a Delaware corporation.

1.4. “Company’s Address” means 39 Perry Avenue, Attleboro, Massachusetts 02703.

1.5. “Consigned Precious Metal” means Precious Metal which has been consigned to the Company pursuant to the Consignment Facility.

1.6. “Consignment Facility” means the facility under Paragraph 2 hereof, whereby the Company may request consignments of Precious Metal from Sensata.

1.7. “Consignment Facility Indebtedness” means the Value of all outstanding Consigned Precious Metal consigned to the Company under the Consignment Facility (it being understood that all Precious Metal consigned to the Company by Sensata shall be deemed to be outstanding on consignment until returned or paid in full in accordance herewith).

1.8. “Consignment Limit” means:

Eighteen Million Dollars ($18,000,000)

1.9. “Consignment Period” means:

(a) with respect to the consignment of Precious Metal based upon a Variable Consignment Fee, the period beginning on the Drawdown Date and ending one (1) Business Day after such Drawdown Date; and

(b) with respect to the consignment of Precious Metal based upon a Fixed Consignment Fee, the period beginning on the Drawdown Date and ending one (1) month, two (2) months, or three (3) months after such Drawdown Date (or such other period as Sensata and the Company shall agree upon from time to time thereafter), as the Company may select in its relevant notice pursuant to Paragraph 2.2 or 2.6;

provided, however, in the case of Variable Consignment Fees and Fixed Consignment Fees, if such Consignment Period would otherwise end on a day which is not a London Banking Day, such Consignment Period shall end on the next following London Banking Day.

1.10. “Consignment Request” shall have the meaning assigned by Paragraph 2.2(a) hereof.

1.11. “Contrarian” means Contrarian Financial Service Company, LLC, a Delaware limited liability company, for itself as a lender and as agent for the Contrarian Lenders.

1.12. “Contrarian Lenders” means any lender that is a party to any of the Contrarian Loan Documents.

1.13. “Contrarian Loan Documents” means collectively, (a) the Senior Secured First Lien Credit and Security Agreement, dated on or about the date hereof (as amended, restated, supplemented, extended, renewed, replaced or otherwise modified from time to time), among the Company, Contrarian and one or more of the Contrarian Lenders, pursuant to which the

Contrarian Lenders have, upon certain terms and conditions, provided loans and other financial accommodations to the Company secured by a first priority lien and security interest in substantially all assets and properties of the Company and (b) the Senior Secured Second Lien Credit and Security Agreement, dated on or about the date hereof (as amended, restated, supplemented, extended, renewed, replaced or otherwise modified from time to time), among the Company, Contrarian and one or more of the Contrarian Lenders, pursuant to which the Contrarian Lenders have, upon certain terms and conditions, provided loans and other financial accommodations to the Company secured by a second priority lien and security interest in substantially all assets and properties of the Company, and (c) all other agreements and instruments entered into in connection with either of the forgoing.

1.14. “Conversion Request” means a notice given by an Authorized Representative to Sensata of the Company’s election to convert or continue a consignment under the Consignment Facility in accordance with Paragraph 2.6 hereof.

1.15. “Drawdown Date” means the date on which any consignment under the Consignment Facility is made or is to be made and the date on which any consignment under the Consignment Facility is converted or continued in accordance with Paragraph 2.6 hereof.

1.16. “Event of Default” means each and every event specified in Paragraph 8.1 of this Agreement.

1.17. “Fiscal Year” means the year ending December 31st.

1.18. “Fixed Consignment Fee” means a consignment fee set forth in Paragraph 2.5 hereof.

1.19. “Fixed Rate Consignment” means a consignment of Precious Metal by Sensata to the Company under the Consignment Facility bearing a Fixed Consignment Fee.

1.20. “GAAP” means generally accepted accounting principles consistently applied.

1.21. “Indebtedness” means, as to the Company, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including, without limitation:

(a) All indebtedness guaranteed, directly or indirectly, in any manner or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

(b) All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise: (i) to purchase such indebtedness; or (ii) to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or (iii) to supply funds to or in any other manner invest in the debtor;

(c) All indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed;

(d) All indebtedness incurred as the consignee of goods under consignment facilities whether or not, in accordance with GAAP, such consignment facilities should be reflected on the Company’s balance sheet; and

(e) All indebtedness of any partnership or joint venture in which the Company or any of its Subsidiaries is a general partner or joint venturer.

1.22. “Inventory” means all inventory (as defined in Section 9-102(48) of the Uniform Commercial Code), goods, merchandise and other personal property, wherever located, now owned or hereafter acquired or acquired on consignment which are held for sale or lease, or furnished or to be furnished under any contract of service or are raw materials, work in process, supplies or materials used or consumed in business, and all products thereof, and substitutions, replacements, additions or accessions thereto, all cash or non-cash proceeds of all of the foregoing including insurance proceeds.

1.23. “Letter of Credit Fee” means fee charged by Morgan Stanley to Sensata and passed on to Company.

1.24. “London Banking Day” means any day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

1.25. “Metals Payment” means, for any Precious Metal, (a) the Company’s payment at the office of Sensata herein set forth or such other place as Sensata may from time to time specify in writing in the form of immediately available United States dollars in an amount equal to the Value of such Precious Metal on the date of such payment (or, if the Company had previously provided notice to Sensata of its intention to purchase or settle such Precious Metal on a particular date and Sensata had fixed the Value of such Precious Metal or otherwise acted in reliance on such notice, and at Sensata’s election, the Value of such Precious Metal on the date of fix of Value or other action), plus any applicable premium, or any other purchase price to which the parties have agreed in writing, or (b) after notice to and agreement to the same by Sensata, delivery of like Precious Metal delivered to Sensata’s designated pool accounts, loco London.

1.26. “Obligations” means any and all Indebtedness, obligations and liabilities of the Company to Sensata of every kind and description, direct or indirect, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising under this Agreement including, without limitation, all indebtedness and obligations of the Company under the Consignment Facility; and all interest, taxes, fees, charges, expenses and attorneys’ fees chargeable to the Company or incurred by Sensata hereunder, or any other document or instrument delivered pursuant to or as a supplement hereto.

1.27. “Permitted Liens” means, so long as execution thereon has been stayed:

(a) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business, which either are not yet due and owing or are being contested in good faith by appropriate proceedings, and as to which the Company shall have set aside adequate reserves;

(b) Pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions or other social security programs;

(c) Liens of mechanics, materialmen, warehousemen, carriers, or other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

(d) Good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(e) Encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, none of which materially impairs the use of such property by the Company or any Subsidiary in the operation of its business, and none of which is violated in any material respect by existing or proposed structures or land use;

(f) Restrictions, easements and minor irregularities in title which do not and will not interfere with the occupation, use and enjoyment by the Company of such properties and assets in the normal course of its business as presently conducted or materially impair the value of such properties and assets for the purpose of such business;

(g) Liens in favor of Sensata;

(h) Liens consented to by Sensata in writing;

(i) Liens granted pursuant to and in connection with the Contrarian Loan Documents.

1.28. “Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, or unincorporated organization.

1.29. “Precious Metal” means silver, having a minimum degree of fineness of ninety-nine and 90/100 percent (99.90%).

1.30. “Premises” means any real estate owned, used or leased by the Company.

1.31. “Prime Rate” means the variable per annum rate of interest so designated from time to time by HSBC as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.

1.32. “Regulatory Change” after the date hereof, the introduction of any new, or any change in existing, applicable laws, rules or regulations or in the interpretation or administration thereof by any court or governmental authority charged with the interpretation or administration thereof, or compliance by Sensata with any new request or directive by any such court or authority (whether or not having the force of law).

1.33. “Security Documents” means any and all UCC financing statements evidencing present or future security interests which are collateral for the Obligations, all as the same may be amended, such agreements and documents being dated on or about the date hereof, and any and all other documents, instruments or agreements now or hereafter securing or providing collateral for the Obligations and all agreements and instruments delivered in connection therewith.

1.34. “Subsidiary” means any corporation of which more than fifty (50%) percent of the outstanding voting securities shall, at the time of determination, be owned by a corporation directly or indirectly through one or more Subsidiaries.

1.35. “Transaction Documents” means the following: this Agreement and the Security Documents.

1.36. “Type” means, as to any consignment under the Consignment Facility, its nature as a Fixed Rate Consignment or a Variable Rate Consignment.

1.37. “Value” means the value of all Consigned Precious Metal, determined at any date, by the London Silver Market fixing price on such date; provided, however, that (x) if no such reference price is set on such date, the last such set price shall be deemed to apply; and (y) if the setting of such reference price is discontinued or for any reason not available to Sensata for reference as to any Precious Metal, Sensata at its option may utilize any other recognized reference price or mechanism to determine the value of such Precious Metal on such date and shall notify the Company of the same.

1.38. “Variable Consignment Fee” means a consignment fee set forth in Paragraph 2.5(c) hereof.

1.39. “HSBC Agreements” means the Consignment Agreement between Sensata and HSBC dated on or about the date hereof, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

1.40. “Variable Rate Consignment” means a consignment of Precious Metal by Sensata to the Company under the Consignment Facility bearing a Variable Consignment Fee.

To the extent not defined in this Agreement, unless the context otherwise requires, accounting and financial terms used in this Agreement shall have the meanings attributed to them by GAAP, and all other terms contained in this Agreement shall have the meanings attributed to them by Article 9 of the Uniform Commercial Code in force in the State of New York, as of the date hereof to the extent the same are used or defined therein.

2. CONSIGNMENT FACILITY.

2.1. Consigned Precious Metal; Title.

(a) Subject to the terms and conditions herein set forth and provided that no Event of Default has occurred and is then continuing, on any Business Day during the period from the date hereof until the termination of this Agreement, the Company may from time to time request consignments of Precious Metal with an aggregate Value at any time not to exceed the Consignment Limit, and Sensata shall provide consignments of Precious Metal to the Company on such terms as provided hereunder or as otherwise may be agreed in writing by Sensata and the Company.

(b) The Precious Metals to be consigned to the Company by Sensata under the Consignment Facility shall consist of Precious Metal as defined herein. EXCEPT FOR THE FINENESS OF THE PRECIOUS METAL AS SPECIFIED HEREIN, SENSATA MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE GOODS CONSIGNED OR TO BE SOLD HEREUNDER, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER, AND SENSATA HEREBY DISCLAIMS ALL SUCH WARRANTIES.

(c) Sensata’s rights in Consigned Precious Metal shall remain in Sensata until such Consigned Precious Metal is purchased or withdrawn from Consignment by Company. Title to such purchased Consigned Precious Metal shall pass to the Company upon payment of Metals Payment. Upon request by Sensata, the Company shall authorize the filing of such financing statements and other documents as may be reasonably requested by Sensata to evidence Sensata’s interests as Sensata and secured party under the Uniform Commercial Code.

(d) The Company shall timely pay all license fees, assessments and sales, use, excise, property and other taxes now or hereafter imposed by any governmental body or authority with respect to the possession, use, sale, transfer, consignment, delivery or ownership of the Consigned Precious Metal.

(e) Sensata shall not be liable for any delay in delivery or inability to deliver Precious Metal hereunder resulting directly or indirectly from any unavailability or scarcity of Precious Metal, foreign or domestic embargoes, seizure, acts of God, insurrections, strikes, war, the adoption or enactment of any law, ordinance, regulation, ruling or order directly or indirectly interfering with the production, sale, consignment or delivery of Precious Metal hereunder, lack of transportation, fire, flood, explosions or other accidents, events or contingencies beyond the reasonable control of Sensata.

(f) The Precious Metal consigned pursuant to the Consignment Facility and governed by this Agreement shall be such quantity and form of Precious Metal as Sensata may confirm to the Company from time to time. Precious Metal in the possession or control of the Company, or Precious Metal held by a third party for the account of the Company, shall constitute Consigned Precious Metal notwithstanding that (i) such Precious Metal is in alloyed form or is contained in raw materials, work-in-process or finished goods, (ii) such Precious Metal was delivered to, or credited to the account of, the Company, by a third party in exchange for or in consideration of Precious Metal delivered by Sensata to such third party, (iii) such

Precious Metal was sold by the Company to Sensata and then consigned back to the Company pursuant to this Agreement, (iv) such Precious Metal is demonstrably not the Precious Metal physically delivered by Sensata or its designee, or (v) such Precious Metal is in the possession of or under the control of any person other than the Company, including any refiner, customer of the Company or bailee.

(g) Following the release or book entry delivery of Consigned Precious Metal to, or for the account of, the Company, the Company shall, as between Sensata and the Company, accept all risk of loss to the Consigned Precious Metal in accordance with the provisions hereof until Metals Payment as hereinafter provided.

2.2. Requests for Consignments.

(a) Requests for delivery of Precious Metal to be held for consignment hereunder shall be made by an Authorized Representative to an authorized officer of Sensata by telephone or fax. Each request shall indicate:

(i)	the quantity and quality of the Precious Metal to be delivered;

(ii)	the date on which the delivery is requested to be made;

(iii)	the term of the consignment (up to three (3) months or any other term which is mutually acceptable); and

(iv)	the specific entity and location to which delivery of Precious Metal is to be made (the “Consignment Request”).

(b) Upon acceptance by Sensata of a Consignment Request, it may elect to issue a written confirmation to the Company confirming the consignment of Precious Metal to the Company in accordance with the terms of such Consignment Request or as otherwise indicated on the confirmation, which may state the Fixed Consignment Rate or Variable Consignment Rate to apply to such consignment. If Sensata elects to issue a confirmation, the consignment rate and other information set forth in the same shall be binding on the parties. Notwithstanding Sensata’s acceptance of the terms of any Consignment Request, Sensata may condition its delivery and consignment of Precious Metal to the Company on Sensata’s receipt, at an address provided from time to time by Sensata to the Company, of a corresponding confirmation signed by the Company and such other documentation as Sensata may deem necessary or appropriate.

(c) Requests for Fixed Rate Consignments of Precious Metal shall be for not less than 10,000 fine troy ounces or integral multiples of 1,000 fine troy ounces in excess thereof.

(d) There shall be no minimum ounce requirements for requests for, and repayments of, Variable Rate Consignments.

(e) There shall be no more than ten (10) Fixed Rate Consignments outstanding for Consigned Precious Metal at any one time.

(f) Requests for any Variable Rate Consignments shall be delivered to Sensata no later than 9:30 AM (New York time) one (1) Business Day prior to the proposed Drawdown Date. Each such notice shall specify (i) the amount and form of Precious Metal requested, (ii) the proposed Drawdown Date of such consignment, and (iii) whether such request is a standing order.

(g) Requests for any Fixed Rate Consignments shall be delivered to Sensata by 9:30 AM (New York time) two (2) London Banking Days prior to the proposed Drawdown Date. Each such notice shall specify (i) the amount and form of Precious Metal requested, (ii) the proposed Drawdown Date of such consignment, and (iii) the Consignment Period for such consignment.

(h) The Company irrevocably authorizes Sensata to make or cause to be made, at or about the time of the Drawdown Date of any consignment of Precious Metal or at the time of receipt of any payment of purchase price for Consigned Precious Metal or any redelivery of Consigned Precious Metal, an appropriate notation on Sensata’s books and records reflecting the making of such consignment of Precious Metal or (as the case may be) the receipt of such purchase price for Consigned Precious Metal, or any redelivery of Consigned Precious Metal. The amount of the Consignment Facility Indebtedness set forth in Sensata’s books and records shall be prima facie evidence of the Consignment Facility Indebtedness owing and unpaid to Sensata, but the failure to record, or any error in so recording, any such amount on Sensata’s books and records shall not limit or otherwise affect the obligations of the Company hereunder to make pay and perform its obligation under the Consignment Facility when due.

2.3. Deliveries

(a) For the purposes of this Agreement, “deliver” or “delivery” shall mean either (i) actual physical shipment of Precious Metal by a reputable carrier of Sensata’s choice, at the Company’s sole risk and expense, or (ii) crediting of the Precious Metal by one party to an account of the other party with the first party or one or more third parties when no physical movement thereof is contemplated by the parties.

(b) If Sensata has agreed to make, or have its designee make, a requested delivery of Precious Metal for consignment hereunder, Sensata will arrange for the delivery of the Precious Metal to a location acceptable to Sensata, or its designee, and the Company on the date agreed upon for delivery by customary shipment means selected by Sensata or its designee (and reasonably acceptable to the Company). The Company shall bear all risk of loss, theft, destruction or damage to the Precious Metal requested to be delivered hereunder in all circumstances. A delivery statement provided by Sensata or its designee setting out the quantity and quality of Precious Metal delivered shall accompany such delivery. Delivery shall take place F.O.B. Sensata’s or its designee’s vault. All charges incurred for transport, cartage, packaging, insurance or otherwise for the delivery of Precious Metal to the Company shall be for the account of the Company.

(c) All redeliveries of Precious Metal to be made hereunder by the Company to Sensata will be made to a location directed by Sensata on the date agreed upon for redelivery by a customary shipment means and a shipper selected by the Company (and reasonably acceptable to Sensata). The Company shall bear the cost of such delivery in all circumstances, including without limitation in connection with a re-delivery of Precious Metal following an Event of Default, and the Company shall bear the risk of loss or damage to such Precious Metal until delivery is made by it to Sensata. For the purpose of this Agreement, Precious Metal shall be deemed re-delivered to Sensata at such time and date that Sensata or its agents shall sign a delivery receipt or other acknowledgement of safe delivery of the Precious Metal.

(d) If upon receipt it is determined that Precious Metal delivered by a party hereunder are of a different quantity and/or quality than set out in the delivery statement, the receiving party shall immediately give notice in writing of such discrepancy to the other. In that event the party that made delivery shall be entitled to conduct such tests and make such examination of the Precious Metal as it considers necessary or desirable. If such tests or examinations determine that the Precious Metal delivered are of a different quantity and/or quality than was set out in the said delivery statement, then Sensata or the Company, as the case may be, shall make the appropriate adjustments.

(e) The Company shall pay to Sensata a market premium on all delivered or returned Precious Metal at rates quoted at the time of delivery by or return to Sensata based on prevailing market conditions and the form and quality of the particular Precious Metal delivered to or returned by the Company. Any such market premium will be payable daily via wire transfer to Sensata.

(f) On the date hereof, the market premium referred to herein is $0.0175 per fine troy ounce for silver of 0.9999 fineness in 1,000 ounce bars. Sensata may from time to time and without prior notice increase or decrease the market premium payable hereunder in response to changes from HSBC’s rate that are based on market conditions.

2.4. Purchases and Sales of Precious Metal; Payment

(a) Provided that no Event of Default (or condition with which the passage of time and/or the giving of notice may become an Event of Default) has occurred and is continuing, the Company may elect to purchase Consigned Precious Metal at any time by notifying Sensata of its intention to do so at a reasonable time before (which shall be not less than one hundred fifty (150) minutes) the fix at which such Precious Metal is to be purchased. The Company shall make a Metals Payment daily for all Consigned Precious Metal so purchased. Company shall report daily its precious metal usage.

(b) All Metals Payments shall be made without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments. All Metals Payments shall be applied to the obligations of the Company to Sensata as it determines in its sole discretion.

(c) Notwithstanding anything contained herein to the contrary, the Company shall immediately make a Metals Payment for Consigned Precious Metal at the time the Consigned Precious Metal is lost or stolen.

(d) Provided that no Event of Default (or condition with which the passage of time and/or the giving of notice may become an Event of Default) has occurred and is continuing, the Company may elect at any time, to sell Precious Metal by notifying Sensata of its intention to do so within a reasonable time before the fix at which such sale will occur. Sensata shall pay for such purchased Precious Metal within two (2) Business Days of purchase by federal wire transfer, other customary form of cash payment acceptable to the parties or by credit to the Company’s account at approved intermediaries. Sensata’s purchase price shall be at the applicable Value for such purchased Precious Metal less such market discounts as quoted from time to time by Sensata. The Company shall timely pay and hold Sensata harmless for all third party charges in connection with all such sales. Sales of Precious Metal by the Company shall be of not less than 1,000 fine troy ounces.

(e) Notwithstanding anything contained herein to the contrary, the Company shall only be permitted to make a physical delivery of Precious Metal in payment of the Obligations with the prior written consent of Sensata. Any such physical delivery of Precious Metal to Sensata shall be (i) to a vault designated by Sensata, (ii) at the Company’s expense and risk, (iii) in a form acceptable to Sensata at a location acceptable to Sensata subject to such market discounts as may be provided in Paragraph 2.4(d), and (iv) credited to the Company’s account only upon Sensata or its agent assaying the Value thereof.

2.5. Consignment Fees.

(a) During such time as Precious Metal is consigned to the Company hereunder and until the same is withdrawn from consignment and paid for in full by the Company or returned as hereinafter provided, the Company shall pay to Sensata a fee as follows: (i) in the case of Variable Rate Consignments, the fee shall be computed daily as a percentage of the outstanding Value of such Consigned Precious Metal on such day; and (ii) in the case of Fixed Rate Consignments, the fee shall be computed as a percentage of the outstanding Value of such Consigned Precious Metal on the first day of the applicable Consignment Period. Such fees shall be accrued on a daily basis and shall be paid via federal wire transfer as follows: (x) in the case of Variable Rate Consignments, consignment fees shall be paid monthly, on the fifth Business Day of each month; and (y) in the case of Fixed Rate Consignments, consignment fees shall be paid on the last day of the Consignment Period with respect thereto.

(b) The Company may elect to pay either a Variable Consignment Fee or, provided that no Event of Default has occurred and is then continuing, a Fixed Consignment Fee with respect to each consignment of Precious Metal under the Consignment Facility, subject to the terms and conditions hereinafter set forth. Consignment fees shall be calculated on the basis of a 360-day year counting the actual number of days elapsed.

(c) Each Variable Consignment Fee shall be calculated for one Business Day commencing with the Drawdown Date and shall be set by Sensata each Business Day. The Variable Consignment Fee in effect on the date hereof is one and one-half per cent (1 1/2%) per annum and is subject to change each Business Day in accordance with the terms hereof based on a corresponding rate charged by HSBC to Sensata.

(d) Each Fixed Consignment Fee shall be calculated for a certain specific quantity and form of Precious Metal consigned to the Company for a certain specific

Consignment Period and shall be as quoted by Sensata to the Company equal the rate quoted from HSBC to Sensata. The quantity and form of Precious Metal and the Consignment Period shall be selected by the Company, subject to acceptance by Sensata. Once the specific quantity and form of Precious Metal and the specific Consignment Period have been selected and the consignment fee determined, such selections shall be irrevocable and binding on the Company and shall obligate the Company to accept the consignment requested from Sensata in the amount, in the form and for the Consignment Period specified.

(e) At such time as the Company requests the consignment and delivery of Precious Metal under the Consignment Facility, it shall become obligated to pay to Sensata a market premium per fine troy ounce announced by Sensata at the time of such consignment. Such payment is to be made on the same day as the date of the invoice for the same via federal wire transfer.

(f) Company shall additionally pay to Sensata ongoing commitment fees (“Commitment Fees”) to compensate Sensata for agreeing to enter into this transaction and for Sensata’s added costs in administrating such agreement. Payments of the Commitment Fees shall be made monthly. Such payments shall be made by the fifth business day of the following month. For the months through January 31, 2007, the calculation of this Commitment Fees is calculated as follows: the monthly Commitment Fees shall be the greater of (i) $25,000.00 or (ii) 2.5% annualized of the value of the consigned Bullion as of the last business day of the month. For months after January 31, 2007, the monthly Commitment Fees shall be the greater of (i) $35,000 or (ii) 2.5% annualized of the value of the consigned Bullion as of the last business day of the month.

(g) Company shall additionally pay to Sensata ongoing letter of credit fees (“LC Fees”) to compensate Sensata for letter of credit costs incurred to secure HSBC to Sensata consignment agreement. The fee currently is 2.40% per annum of the letter of credit value of $20 million, which can change. The fee will be paid monthly, two business days after the end of the month. These costs may continue to be past on to the Company for four months after termination in the event that they continue to be incurred by Sensata.

2.6. Conversion Options.

(a) Subject to the provisions hereof, the Company may elect from time to time to convert an outstanding Variable Rate Consignment to a Fixed Rate Consignment and to convert an outstanding Fixed Rate Consignment to a Variable Rate Consignment, provided that (i) with respect to any such conversion of a Fixed Rate Consignment into a Variable Rate Consignment, such conversion shall only be made on the last day of the Consignment Period with respect thereto; (ii) with respect to any such conversion of a Variable Rate Consignment to a Fixed Rate Consignment, the Company shall give Sensata at least two (2) London Banking Days’ prior written notice of the day on which such election is effective; and (iii) no consignment may be converted into a Fixed Rate Consignment when there has occurred an Event of Default hereunder which is continuing at the time. The Company shall give to Sensata notice sent by telecopier of its decision to convert an outstanding consignment. All or any part of outstanding consignments under the Consignment Facility may be converted as provided herein. Each such request shall be irrevocable by the Company.

(b) Subject to the provisions hereof, Fixed Rate Consignments may be continued as such upon the expiration of a Consignment Period with respect thereto by giving to Sensata notice by telecopier of the Company’s decision to continue an outstanding consignment as such at least four (4) London Banking Days’ prior to the day on which such election is effective; provided that no Fixed Rate Consignment may be continued as such when there has occurred an Event of Default hereunder, but shall be automatically converted to a Variable Rate Consignment on the last day of the first Consignment Period relating thereto ending during the continuance of such Event of Default. In the event that the Company does not notify Sensata of its election hereunder with respect to any consignment, such consignment shall be automatically converted to, or continued as, a Variable Rate Consignment at the end of the applicable Consignment Period.

2.7. Illegality.

If for any reason HSBC is unable to offer Sensata a Fixed Consignment Fee or the continuation of an existing Fixed Consignment Fee, then any Fixed Rate Consignment shall be converted automatically to Variable Rate Consignments. If HSBC notifies Sensata that because of a change in circumstances Fixed Rate Consignments are again available to Sensata, Sensata will so advise the Company, and the Company may convert the Variable Rate Consignments to a Fixed Rate Consignment at any time (provided that Fixed Rate Consignments are otherwise available hereunder) by making such election in accordance with, and subject to the conditions hereof. the Company shall promptly pay Sensata, any additional amounts necessary to compensate Sensata for any costs incurred by Sensata in making any conversion in accordance with this Paragraph, including any interest or fees payable by Sensata to lenders of funds obtained by them in order to make or maintain their Fixed Rate Consignments hereunder.

2.8. Indemnity.

The Company shall indemnify Sensata and hold Sensata harmless from and against any loss, cost or expense (including loss of anticipated profits) that Sensata have sustained or incurred as a consequence of (a) default by the Company in payment of any Fixed Rate Consignments as and when due and payable (including, without limitation, as a result of prepayment or late payment of the purchase price for the Consigned Precious Metal or the acceleration of the Consignment Facility Indebtedness pursuant to the terms of this Agreement), which expenses shall include any such loss or expense arising from interest or fees payable by Sensata to lenders of funds obtained by them in order to maintain their Fixed Rate Consignments; (b) default by the Company in taking a consignment or conversion after the Company had given (or is deemed to have given) its request therefor; and (c) the purchase of Consigned Precious Metal bearing a Fixed Consignment Fee or the making of any conversion of any such consignment to a Variable Rate Consignment on a day that is not the last day of the applicable Consignment Period with respect thereto, including interest or fees payable by Sensata to lenders of funds obtained by them in order to maintain any such consignments.

2.9. Maintenance of Consignment Limits.

(a) If the Consignment Facility Indebtedness at any time exceeds the Consignment Limit, the Company shall promptly, without further notice or demand by Sensata, either:

(i)	make payment to Sensata, as provided in Paragraph 2.4 hereof, for Consigned Precious Metal having an aggregate Value sufficient to result in the remaining Consignment Facility Indebtedness being not more than the Consignment Limit, or

(ii)	deliver to Sensata, or its designee, either loco London or through a recognized third party acceptable to Sensata, Consigned Precious Metal having an aggregate Value sufficient to result in the remaining Consignment Facility Indebtedness being not more than the Consignment Limit.

2.10. True Consignment; Grant of Security Interest.

(a) The parties hereto intend that this Agreement shall provide for a true consignment and that all transactions hereunder shall constitute true consignments of the Consigned Precious Metal.

(b) As security for the prompt and unconditional payment and performance of any and all Obligations, whether now existing or hereafter incurred, the Company hereby grants to Sensata a continuing lien upon and security interest in, and does hereby pledge, assign and transfer to Sensata, a continuing security interest in the Consigned Precious Metal from time to time delivered hereunder by Sensata, whether now existing or hereafter arising. Nothing contained in the foregoing grant is intended to conflict with the true consignment nature of this Agreement with respect to the Consigned Precious Metal. The foregoing grant is supplementary to, and not in replacement of, any other lien or security interest securing the Obligations.

2.11. Late Payments.

If the entire amount of any required purchase price payment or any other payment under the Consignment Facility is not paid in full within two (2) Business Days after the same is due, the Company shall pay to Sensata, the greater of (a) a late fee equal to five percent (5%) of the required payment, or (b) to the extent permitted by law, late charges on the required payment not paid when due at a consignment fee equal to four percent (4%) in excess of the consignment fee that would otherwise be payable hereunder, from the date of delinquency until payment in full.

2.12. Termination; Return of Consigned Precious Metal.

(a) The Consignment Facility and this Agreement shall terminate automatically, unless terminated earlier as provided below, on October 31, 2007.

(b) Sensata may terminate the Consignment Facility at any time by sending twenty (20) days prior written notice thereof to the Company. ALL CONSIGNED PRECIOUS METAL AND SUMS OUTSTANDING UNDER THE CONSIGNMENT FACILITY SHALL

BE DUE AND PAYABLE UPON THE EARLIER OF (I) THE OCCURRENCE OF AN EVENT OF DEFAULT AND ACCELERATION OF THE OBLIGATIONS BY SENSATA, OF (B) TWENTY (20) DAYS AFTER DEMAND BY SENSATA HEREUNDER. Upon giving of such notice or at any time thereafter, Sensata may, at its option, suspend or terminate its obligation to consign or deliver Precious Metal hereunder.

(c) The Company may terminate this Consignment Facility by giving forty five (45) days’ prior written notice of such termination to Sensata, except upon the sale of the ESC business unit, in which case the Company may terminate the Agreement on three (3) days prior notice; provided Sensata has been informed of the transaction within 15 days prior thereto. Upon receipt of such notice, Sensata may, in its sole discretion, continue to consign or deliver Precious Metal hereunder, provided, however, no consignment of Precious Metal shall have a Consignment Period later than forty five (45) days after receipt by Sensata of the Company’s termination notice. ALL SUMS OUTSTANDING UNDER THIS CONSIGNMENT FACILITY WILL BE DUE AND PAYABLE FORTY FIVE (45) DAYS AFTER RECEIPT OF WRITTEN NOTICE FROM THE COMPANY HEREUNDER.

(d) Upon termination of the Consignment Facility, Sensata may credit any amounts then held by it to reduce the Obligations in accordance with the provisions hereof. Termination of the Consignment Facility shall not affect the Company’s duty to pay and perform its obligations to Sensata under the Consignment Facility in full. Notwithstanding termination, until all Obligations have been indefeasibly paid in full, Sensata shall retain the security granted under the Security Documents and, except for those specific covenants and conditions dealing with the consigning of Precious Metal, all terms and conditions of this Agreement shall remain in full force and effect.

(e) Upon termination of the Consignment Facility for any reason, the Company shall immediately upon the effective date of termination (i) make Metals Payment for all Consigned Precious Metal theretofore consigned but for which Metals Payment in full has not been made, the purchase price thereof to be determined in accordance with Paragraph 2.4 hereof; or (ii) deliver to Sensata, or its designee, loco London or through a recognized third party acceptable to Sensata, any Consigned Precious Metal theretofore consigned to but for which Metals Payment in full has not been made.

3. AUTHORIZED REPRESENTATIVES.

The Company shall deliver to Sensata a certificate or letter certifying to Sensata the name(s) of all Authorized Representatives, in the form attached hereto as Exhibit A. Sensata may conclusively rely on such certificate or letter until it shall receive a further certificate from the Company in form acceptable to Sensata canceling or amending the prior list of Authorized Representatives. Any person identifying himself or herself as an Authorized Representative of the Company shall have the right to effect transactions under the Consignment Facility and this Agreement. Sensata shall have no responsibility or obligation to ascertain whether the person is in fact the Authorized Representative of the Company which he or she claims to be or is, in fact, authorized to effect the transaction. At its option, Sensata may verify any telephonic or telegraphic request for a transaction by calling an Authorized Representative, and where more than one Authorized Representative is so authorized, by calling an Authorized Representative or other individual other than the caller or the individual initiating the transaction. The Company authorizes Sensata at its option to record electronically all telephonic requests for transactions that Sensata may receive from the Company or any other person purporting to act on behalf of the Company.

4. CONDITIONS.

4.1. Conditions to Consignment.

The obligation of Sensata to perform hereunder is subject to the following conditions precedent:

(a) The representations and warranties set forth in Paragraph 6 hereof shall be true and correct on and as of the date hereof and the date each consignment is requested and is to occur or be issued.

(b) There shall have been no material adverse change in the Company’s financial condition or their financial or business prospects, from those represented in any financial statement or other information submitted to Sensata or upon which Sensata has relied.

(c) All legal matters incident to the transactions hereby contemplated shall be satisfactory to counsel for Sensata.

(d) No Event of Default as specified in Paragraph 8.1 hereof, nor any event which upon notice or lapse of time or both would constitute such an Event of Default, shall have occurred and be continuing.

4.2. Company’s Confirmation.

The Company’s request to Sensata for the delivery of Precious Metal under the Consignment Facility shall be deemed to be a representation and warranty to Sensata that the conditions specified in Paragraph 4 for such consignment have been satisfied.

5. REPRESENTATIONS AND WARRANTIES.

As a material inducement to Sensata, the Company hereby represents and warrants to Sensata (which representations and warranties shall survive the execution of this Agreement and the consignment of Precious Metal that:

5.1. Corporate Authority. The Company (a) is duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) has the requisite corporate power and authority to own its properties and to carry on business as now being conducted, and holds all material permits, authorizations and licenses, without material restrictions or limitations, which are necessary for such ownership or business activity, (c) is qualified to do business in every jurisdiction where such qualification is necessary except where the failure to so qualify does not have a material adverse effect on the business or operations of the Company taken as a whole, and (d) has the requisite corporate power to execute, deliver and perform this Agreement and the Security Documents to which the Company is a party. The Company has no reason to believe that any such material permits, authorizations or licenses will be revoked, canceled, rescinded, modified or lost.

5.2. No Conflict. The execution, delivery and performance by the Company of the terms and provisions of this Agreement and the Security Documents to which the Company is a party have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the corporate charter, articles of incorporation or by-laws of the Company or any indenture, agreement or other instrument to which the Company is a party, or by which the Company is bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or, except as may be provided by this Agreement , result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Company pursuant to, any such indenture, agreement or other instrument.

5.3. Litigation. There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending or, to the knowledge of the Company, threatened, against or affecting the Company which, if adversely determined, would have a material adverse effect on the business, operations, properties, assets or condition, financial or otherwise, of the Company.

5.4. Default. The Company is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party.

5.5. Financing Statements. No financing statement or agreement is on file in any public office pertaining to or affecting the Consigned Precious Metal, now owned or hereafter acquired, except for financing statements in favor of Sensata, HSBC or Contrarian.

5.6. Assets. The Company has good title to all of its properties and assets, free and clear of all mortgages, security interests, restrictions, liens and encumbrances of any kind, except for Permitted Liens.

5.7. Representations. No statement of fact made by or on behalf of the Company in this Agreement or in any certificate or schedule furnished to Sensata pursuant hereto, contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein or herein not misleading. There is no fact presently known to the Company which has not been disclosed to Sensata which materially affects adversely, nor as far as the Company can reasonably foresee, will materially affect adversely the property, business, operations or condition (financial or otherwise) of the Company.

5.8. Taxes. The Company has filed all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments.

5.9. Binding Obligations. This Agreement, to which the Company is a party, and all other agreements executed by the Company in connection herewith have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other similar laws of general application affecting the rights of creditors generally.

5.10. No Event of Default. No Event of Default as defined in Paragraph 7.1 hereof, and no event which, with the passage of time or the giving of notice, or both, would become such an Event of Default, has occurred and is continuing.

5.11. Financial Statements. The Company has furnished to Sensata financial statements for the business of the Company and the audited financial statements for the Company which have been prepared in accordance with GAAP on a basis consistent with that of preceding periods and which are complete and correct and fairly present the financial condition of the Company as at said dates, and the results of their operations for the year or other period ended on said date. Since the date of the Financial Statements, there has been no material adverse change in the financial condition of the Company.

5.12. Solvency.

(a) The fair salable value of the assets of the Company exceeds as of the date hereof and will, immediately following each consignment and delivery of Consigned Precious Metal and after giving effect to the application of the proceeds of the Consignment Facility exceed the amount that will be required to be paid on or in respect of its existing debts and other liabilities (including contingent liabilities) as they mature.

(b) The assets of the Company do not as of the date hereof and will not, immediately following each consignment and delivery of Consigned Precious Metal and after giving effect to the application of the proceeds thereof constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.

(c) The Company does not intend to, or believe that it will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by the Company and the timing of and amounts of cash to be payable on or in respect of Indebtedness of the Company.

5.13. Not a Tax Shelter Transaction. The Company does not intend to treat the consignments of Precious Metal and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulations Section 1.6011-4). In the event the Company determines to take any action inconsistent with such intention, it will promptly notify Sensata thereof.

6. AFFIRMATIVE AND NEGATIVE COVENANTS.

From the date hereof and until (a) the Obligations have been paid in full, (b) the Consignment Facility has been terminated, and (c) Sensata has no obligation to consign Precious Metal, the Company shall:

6.1. Licenses and Permits. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, rights, licenses, permits and franchises and comply with all laws and regulations applicable to the Company; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time, make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

6.2. Compliance with Law. Comply with all applicable laws and regulations, whether now in effect or hereafter enacted or promulgated by any governmental authority having jurisdiction in the premises.

6.3. Taxes, Etc.; Certain Rights of Sensata. Pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits of upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided that the Company shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and it shall have set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim, so contested, and provided, further, that payment with respect to any such tax, assessment, charge, levy or claim shall be made before any of its property shall be seized and sold in satisfaction thereof.

6.4. Financial Statements. Unless otherwise explicitly waived by Sensata in writing, furnish to Sensata:

(a) One hundred and twenty (120) days after the end of each Fiscal Year of the Engineered Materials Solutions, Inc., a consolidated balance sheet of Engineered Materials Solutions, Inc. and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within forty five (45) days after the end of each fiscal quarter of Engineered Materials Solutions, Inc., excluding the fourth fiscal quarter, a consolidated balance sheet of Engineered Materials Solutions, Inc. and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, and cash flows for such fiscal quarter and for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous Fiscal Year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by an duly authorized officer of the Engineered Materials Solutions, Inc. as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Engineered Materials Solutions, Inc. and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) Company shall provide annual physical inventory balances to Sensata no later than January 15th of the following year and within forty five (45) days whenever a physical inventory is taken at other times during the year; and

(d) promptly, from time to time, such other information regarding its operations, assets, business, affairs and financial condition.

6.5. Inspections; Field Exams. Permit Sensata and/or HSBC, by its respective employees, representatives and agents, from time to time during normal business hours to (a) and without disruption to the Company’s normal business operations, inspect any of the Consigned Precious Metal and the books and financial records of the Company; (b) examine, audit and make extracts or copies of the books of accounts and other financial records of the Company; (c) have access to its properties, facilities and its advisors, officers, directors and employees to discuss the affairs, finances and accounts of the Company; and (d) on forty-eight (48) hours’ notice conduct field exams of the Company. If an Event of Default has occurred and is continuing, (i) the Company shall provide such access to Sensata and/or HSBC at all times and without notice or limitations and (ii) the Company shall pay the costs and expenses of such field exams.

6.6. Prompt Notification. Immediately advise Sensata of (a) any material adverse change in the Company’s assets, liabilities, financial condition, business or prospects, or of the occurrence of any default or Event of Default; (b) any proceedings instituted against the Company or any entity with whom the Company is in partnership by or in any Federal or state court or before any commission or other regulatory body, Federal, state or local, which, if adversely determined, would have a materially adverse effect upon its business, operations, properties, assets, or condition, financial or otherwise; (c) any occurrence of any loss, theft or destruction of or damage to any of the Company’s inventory of Precious Metal (including, for such purpose, any Consigned Precious Metal); (d) any change in the Company’s principal office or any address where Consigned Precious Metal or Precious Metal inventory of the Company is located; and (e) any change in the Company’s fiscal year-end or the Company’s independent certified public accountants.

(a) Liens. Not create, incur, assume or suffer to exist any mortgage, pledge, lien, charge, ownership interest, or other encumbrance of any nature whatsoever on (i) any of the Consigned Precious Metal, whether or not such customers have prepaid orders for the Consigned Precious Metal, or (ii) any products or property now or hereafter owned which does or will include Consigned Precious Metal, whether or not such customers have prepaid orders for the Consigned Precious Metal.

6.7. Corporate Status.

(a) Comply with the covenants of that certain Contrarian Loan Documents.

(b) Not change its name or place of incorporation unless it has provided Sensata with thirty (30) days’ prior written notice thereof.

6.8. Precious Metal. At all times maintain Precious Metal in its Inventory equal to or greater than the Consigned Precious Metal and defend the Consigned Precious Metal against any claims and demands of any persons (other than Sensata) at any time claiming the same or any interest therein.

6.9. Financing Statements. Promptly authorize Sensata from time to time to file one or more financing statements pursuant to the Uniform Commercial Code in form satisfactory to Sensata, and execute such other instruments in form suitable for recording or filing as may be reasonably required by Sensata hereunder. The expense for the preparation and recording of any such financing statements shall be paid by the Company.

7. EVENTS OF DEFAULT AND ACCELERATION.

7.1. Events of Default. NOTWITHSTANDING ANYTHING ELSE HEREIN, IN ANY TRANSACTION DOCUMENTS, OR OTHERWISE TO THE CONTRARY, THE COMPANY ACKNOWLEDGES AND AGREES THAT THE CONSIGNMENT INDEBTEDNESS AND ALL OTHER OBLIGATIONS HEREUNDER ARE AND SHALL BE DUE AND PAYABLE TWENTY (20) DAYS AFTER DEMAND BY SENSATA AND THAT AS A NECESSARY INDUCEMENT TO THE MAKING OF THE CONSIGNMENT FACILITY, THE COMPANY HAS AGREED THAT SENSATA SHALL HAVE THE ABSOLUTE AND UNCONDITIONAL RIGHT, IN SENSATA’S SOLE DISCRETION, TO MAKE DEMAND OF ALL OR A PORTION OF THE CONSIGNMENT INDEBTEDNESS AT ANY TIME AND FROM TIME REGARDLESS OF WHETHER THE COMPANY IS IN COMPLIANCE WITH THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, AND REGARDLESS OF WHETHER OR NOT THERE HAS OCCURRED DEFAULT, A MATERIAL CHANGE, OR AN EVENT OF DEFAULT, OR ANY OTHER EVENT. THE LIST OF EVENTS THAT GIVE RISE TO AN EVENT OF DEFAULT HEREUNDER IS AN ILLUSTRATIVE LIST OF EVENTS THAT MAY GIVE RISE TO A DEMAND BY SENSATA, BUT SUCH LIST IS NOT EXCLUSIVE AND SHALL NOT BE DEEMED TO LIMIT OR RESTRICT SENSATA’S UNFETTERED RIGHT TO MAKE DEMAND HEREUNDER. Without limitation of the foregoing, twenty (20) days after demand by SENSATA or in each case of the occurrence of any one or more of the following events (each of which is herein called an “Event of Default”):

(a) default in the payment or performance of any of the Obligations; or

(b) any representation or warranty made herein or in any certificate, statement or agreement furnished by the Company in connection with this Agreement shall prove to be false or misleading in any material respect; or

(c) any material default in the payment or performance of any obligation or indebtedness of the Company to Sensata, or any or any affiliate of Sensata, whether now or hereafter existing and howsoever arising, incurred or evidenced that remain uncured 10 days after receipt of written notice of such default; or

(d) the Company shall (i) make an assignment for the benefit of creditors; or (ii) file or suffer the filing of any voluntary or involuntary petition under any chapter of the Bankruptcy Act by or against the Company or any Guarantor; or (iii) apply for or permit the appointment of a receiver, trustee or custodian of any of the property or business of the Company or any Guarantor; or (iv) become insolvent to suffer the entry of an order for relief under Title 11 of the United States Code; or (v) make an admission of its inability to pay its debts as they become due; or

(e) the occurrence of any attachment on any of the Consigned Precious Metal or any Precious Metal owned by the Company; or

(f) the determination by Sensata in good faith that the Company has suffered a material adverse change in their business or financial condition; or

(g) the occurrence of any event of default (after the expiration of any applicable grace period) under any agreement now or at any time hereafter securing or guaranteeing performance of this Agreement or inuring to the benefit of Sensata in connection with this Agreement, including, without limitation, the Security Documents; or

(h) the occurrence of any loss, theft, destruction of or damage to any of the Consigned Precious Metal; or

(i) default with respect to any evidence of indebtedness, obligations or liabilities of the Company (including, but not limited to, consignment agreements and any agreements between the Company and any parent, affiliate or subsidiary of Sensata), if the effect of such default is to accelerate the maturity of such indebtedness or to permit the holder thereof to cause such indebtedness to become due prior to the stated maturity thereof, or if any indebtedness of the Company is not paid, when due and payable, whether at the due date thereof or by acceleration or otherwise; or

(j) discontinuance of the operation of the Company’s business for any reason; or

(k) occurrence of any event of default under any dollar loan or precious metal consignment or lease agreements entered into by the Company;

then in any such event, twenty (20) days after demand by Sensata or immediately upon the occurrence of an Event of Default set forth in subparagraph (d) above, and at the option of Sensata in all other cases: (i) the Company shall promptly return to Sensata all Consigned Precious Metal theretofore consigned to but not purchased and paid for by the Company to a location designated by Sensata as provided herein, and (ii) all the Company’s obligations to Sensata under the Consignment Facility shall become immediately due and payable without presentment, demand or notice, all of which are hereby expressly waived, notwithstanding any credit or time allowed to the Company or any instrument evidencing the Company’s obligations to Sensata. The Company shall, at Sensata’s request, immediately assemble all such collateral and Consigned Precious Metal, and Sensata may go upon the Company’s Premises to take immediate possession thereof.

7.2. Waiver. No failure or delay on Sensata’s part to exercise or to enforce any of Sensata’s rights hereunder or under any other instruments or agreement evidencing the Company’s obligations to Sensata or to require strict compliance with the terms hereof or thereof in any one or more instances and no course of conduct on Sensata’s part shall constitute or be deemed to constitute a waiver or relinquishment of any such rights hereunder unless it shall have signed a waiver thereof in writing and no such waiver, unless expressly stated therein, shall be effective as to any transaction which occurs after the date of such waiver or as to any continuance of a breach after such waiver. Sensata’s rights hereunder shall continue unimpaired notwithstanding any extension of time, compromise or other indulgence granted by Sensata, to the Company with respect to the Company’s obligations to Sensata or any instrument given Sensata in connection therewith, and the Company hereby waives notice of any such extension, compromise or other indulgence and consent to be bound thereby as if it had expressly agreed thereto in advance.

8. INDEMNIFICATION.

The Company agrees to indemnify and hold harmless Sensata from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement, or any other documents or agreements executed or delivered in connection herewith and any related documents or the transactions contemplated hereby other than to the extent that such liability, claim, action, suit, loss, damages or expense is the result of gross negligence or willful misconduct of Sensata, or any of them, and excluding any of the foregoing which arise out of claims, actions, and suits brought by the Company, or any of the Company’s affiliates including, without limitation, (a) any actual or proposed use by the Company of the proceeds of the Consignment Facility, (b) the Company or any the Company’s affiliates entering into or performing this Agreement or any of the other documents or agreements executed or delivered in connection herewith and any related documents, or (c) with respect to the Company and the Company’s affiliates and their respective properties and assets, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, Sensata shall be entitled to select its own counsel and, in addition to the foregoing indemnity, the Company agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Company under this Paragraph are unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this Paragraph shall survive the repayment of the Obligations and the termination of the obligations of Sensata hereunder.

9. SETOFF.

The Company hereby grants to Sensata, a lien, security interest and right of set off as security for all liabilities and obligations to Sensata, whether now existing or hereafter arising,

upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Sensata, or in transit to any of them. At any time, without demand or notice, Sensata may set off the same or any part thereof and apply the same to any liability or obligation of the Company even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE SENSATA TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING THEIR RIGHT OF SET OFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE COMPANY, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

10. ASSIGNMENTS.

10.1. Assignment by the Company.

The rights of the Company under this Agreement may not be assigned to any third party without the prior written consent of Sensata. All covenants and agreements of the Company contained herein shall bind the Company and its successors and assigns, and shall inure to the benefit of Sensata, its successors and assigns.

10.2. Assignments by Sensata.

Sensata may assign to one or more assignees all or a portion of its rights and obligations under this Agreement.

11. EXPENSES.

The Company shall pay on demand all expenses of Sensata in connection with the preparation, administration, default, collection, waiver or amendment of loan terms, or in connection with Sensata’s exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, reasonable fees of outside legal counsel or the reasonable allocated costs of in-house legal counsel, accounting, consulting, brokerage or other costs relating to any appraisals or examinations conducted in connection with the Consignment or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate) and be an obligation secured by any collateral.

12. GOVERNING LAW; MISCELLANEOUS.

12.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to instruments made and to be performed wholly within that state. If any provision of this Agreement is held to be illegal or unenforceable for any reason whatsoever, such illegality or unenforceability shall not affect the validity of any other provision hereof.

12.2. Set-Off. IN ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, THE COMPANY WAIVES (I) THE RIGHT TO

INTERPOSE ANY SET-OFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION, (II) ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE AND (III) ANY CLAIM FOR CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES.

12.3. Waiver of Jury. THE COMPANY AND SENSATA MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PART, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF SENSATA RELATING TO THE ADMINISTRATION OF THIS TRANSACTION AND THE TRANSACTION DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE COMPANY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE COMPANY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF SENSATA HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SENSATA WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR SENSATA TO ACCEPT THIS AGREEMENT AND EXTEND THE CREDIT FACILITIES HEREUNDER.

12.4. Usury. All agreements between the Company and Sensata are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Sensata for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Company and Sensata in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the Commonwealth of Massachusetts from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Consignment documents or the Security Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Sensata should ever receive as interest and amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Company and Sensata.

12.5. Additional Costs (Metals Cost). If, at any time, any Regulatory Change: (i) shall subject Sensata to any tax, duty or other charge with respect to this Agreement, except an income tax, based upon the charging and collecting of interest hereunder by or at a rate calculated by reference to Metals Cost Rate, shall change the basis of taxation or payments to Sensata of the principal of or interest on the Obligations (ii) shall result in the imposition, modification or deemed applicability of any reserve, special deposit or similar requirements against assets of, deposits with or for the account of, or credit extended by, Sensata; or (iii) shall, because of the existence of this Agreement, affect the amount of capital required or expected to be maintained by Sensata, or any corporation controlling Sensata, upon demand then, by Sensata, the Company agrees to pay to Sensata such additional amount or amounts as will compensate Sensata for such increased cost or reduction. Such payments shall be made on the first date for payment of interest hereunder following the date of the demand by Sensata and on each such payment date thereafter or shall be paid promptly on demand if the Company is not advised of the amount of such payment prior to any such payment date. Determinations by Sensata for purposes of this Paragraph of the effect of any Regulatory Change on its costs of making or maintaining the consignment and of the additional amounts required to compensate Sensata in respect thereof, shall be conclusive absent manifest error in calculation, provided that such determinations are made in good faith.

12.6. Certificate. A certificate setting forth any additional amounts payable pursuant to Paragraphs 13.6 and 13.7 and a brief explanation of such amounts which are due, submitted by Sensata to the Company, shall be prima facie evidence that such amounts are due and owing.

12.7. Survival of Representations and Covenants. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto, shall survive the consigning of Consigned Precious Metal by Sensata to the Company and the execution and delivery to Sensata of this Agreement, and shall continue in full force and effect so long as any indebtedness or obligation of the Company to Sensata is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements contained in this Agreement by or on behalf of the Company shall inure to the benefit of the successors and assigns of Sensata.

12.8. Notices. All notices and other communications hereunder shall be in writing, except as otherwise provided in this Agreement; and shall be sent by any one of the following: certified mail, return receipt requested; overnight courier; confirmed telecopier; or by hand and shall be addressed (a) if to the Company, to the Company at the Company’s Address and (b) if to Sensata, to Sensata at Sensata’s address. Notices shall be deemed effective two (2) days after deposit in the mail, if sent by certified mail; the next Business Day, if sent by overnight courier; upon confirmation, if sent by confirmed telecopier; and upon delivery, if sent by hand. The address of any party hereto for such demands, notices and other communications may be changed by giving notice in writing at any time to the other party hereto.

12.9. Amendments. This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. All prior or contemporaneous promises, agreements sand understandings, whether oral or written, are deemed to be superseded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement. No modification or waiver of any provision of this Agreement, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. No notice to, or demand, on the Company, in any case, shall entitle the Company to any other or future notice or demand in the same, similar or other circumstances.

12.10. This Agreement (including the Exhibits and Schedules hereto) and that certain Intercreditor Agreement dated as of the date hereof by and among Sensata, Patriach Agency Services, LLC, the Company and the affiliates of the Company party thereto (as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time (the “Intercreditor Agreement”) are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Intercreditor Agreement.

12.11. Waiver. Neither any failure or any delay on the part of Sensata in exercising any right, power or privilege hereunder or under any other instrument given as security therefor, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any right, power or privilege.

12.12. Following Business Day Convention. All payments hereunder shall be adjusted in accordance with the ‘Following Business Day Convention’ so that if any payment hereunder becomes due on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day (subject to the definition of Consignment Period), and such extension of time shall be included in computing interest and fees in connection with such payment.

*The next page is a signature page*

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

WITNESS:	ENGINEERED MATERIALS SOLUTIONS, INC.

By:
Title:

WITNESS:	SENSATA TECHNOLOGIES, INC.

By:
Title:

EXHIBIT A

39 Pleasant Street

Attleboro, Massachusetts 02703

                         , 2006

To:	Sensata Technologies, Inc.

529 Pleasant Street

Attleboro, Massachusetts 02703

Dear Sir or Madam:

In accordance with that certain Consignment Agreement dated the date hereof by and between the undersigned and Sensata Technologies, Inc. (“Sensata”), the undersigned hereby designate the following persons as Authorized Representatives who are authorized by and on behalf of the undersigned to transact consignment transactions with Sensata under the Consignment Facility, to effect purchase and sale transactions with Sensata (either as purchaser or seller) under the Consignment Facility, to direct Sensata to ship or transfer Precious Metal under the Consignment Facility, to authorize payment of Precious Metal obligations under the Consignment Facility by means of debiting the undersigned’s account(s) with Sensata, to settle purchase transactions under the Consignment Facility and generally to bind the undersigned in any and all transactions by and between Sensata and the undersigned under the Consignment Facility:

Name	Title
President
Vice President
Secretary, Treasurer

Sensata is hereby authorized to rely on this authorization until Sensata receives further written notice canceling or amending the foregoing.

Very truly yours,

ENGINEERED MATERIALS SOLUTIONS, INC.

By:
Name:
Title: